Limelight Networks Comments on the Entry of Final Judgment in the
‘703 Intellectual Property Dispute

TEMPE, Ariz.—July 1, 2016 --Limelight Networks, Inc. (Nasdaq: LLNW) (Limelight), a global leader in digital content delivery, announced today that the Massachusetts District Court has entered final judgment in the Akamai Technologies, Inc. et al. v. Limelight Networks case. The District Court reduced the total damages payable by Limelight in this case to approximately $51 million, which is significantly less than the previously disclosed upper-end of range of loss of $63 million. As a result, the company will regain access to approximately $12 million of the $63 million currently held in a letter of credit supporting the damages award.

Limelight will take a charge in second quarter 2016 for the full amount of $51 million.

“Since August of 2015, we have allocated precious resources to eliminate the possibility of a permanent injunction and address our belief that the ultimate damages payable would be considerably less than the amounts requested in this case. The final judgment in this case, which removes the possibility of a permanent injunction, validates our effort and represents an important milestone as it brings this long-standing dispute a step closer to finality,” said Robert Lento, chief executive officer of Limelight. “We participate in an attractive industry and remain focused on improving Limelight’s operational and financial performance and are thankful for the continuing support of our customers, employees and shareholders.”

The company will release second quarter results on July 27, 2016.

About Limelight

Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit http://www.limelight.com, read our blog, follow us on Twitter, Facebook and LinkedIn and be sure to visit Limelight Connect.

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